Exhibit 99.1

Contact: Ryan George Public Relations 210.308.1268 rgeorge@usfunds.com

For Immediate Release

U.S. Global Investors Reports Results for the Second Quarter of 2012 Fiscal Year

Company earns 3 cents per share

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SAN ANTONIO–February 1, 2012–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, recorded net income of $409,382, or 3 cents per share, on revenues of $5.88 million for the quarter ended December 31, 2011.

This compares to net income of $2.33 million, or 15 cents per share, on revenues of $11.91 million for the second quarter of fiscal year 2011. A swing in performance fees was a significant factor that impacted revenue and earnings during the quarter ended December 31, 2011.

Revenues were also impacted by a decline in assets under management. Average assets under management were $2.08 billion for the quarter ended December 31, 2011, a 27.1 percent decrease from the same quarter a year ago. Sequentially, average assets under management decreased 15.4 percent from the previous quarter. Period-end assets under management stood at $1.89 billion as of December 31, 2011, a 37.9 percent decrease from $3.04 billion at December 31, 2010.

“The second half of last year was similar to 2008 as uncertainty surrounding the U.S. debt ceiling and the unraveling of the sovereign debt crisis in Europe spiked,” says Frank Holmes, U.S. Global Investors CEO. “This lack of confidence caused the selling of equities across the board despite roughly half of S&P 500 companies experiencing revenue growth of 10 percent or greater.”

According to the Investment Company Institute (ICI), investors pulled more than $130 billion from equity mutual funds during 2011. This represents the second-largest withdrawal of funds in the past 25 years and is four times the amount withdrawn in 2010. According to USA Today in December, 92 percent of the 8,036 U.S. diversified stock funds tracked by Lipper posted a loss in 2011.

Emerging markets and natural resources-related equities also fell victim to this uncertainty. The leading exchanges in Brazil, Russia, India and China all experienced double-digit declines in 2011. The MSCI Emerging Markets Index decreased 18 percent for the year and the SPDR S&P Global Natural Resources ETF (GNR), which tracks a global basket of commodity-related equities, declined 17 percent.

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Gold mining companies also faced pressure with the S&P/TSX Global Gold Index decreasing 16 percent and companies in the exploration and development stage, as measured by the Market Vectors Junior Gold Miners ETF (GDXJ), decreasing nearly 38 percent. The majority of these declines came during the second half of the year.

“Gold bullion fell 10 percent in December alone,” says Holmes. “Moves of this magnitude are rare and have only occurred 7 percent of the time over the past 10 years.”

“This downside volatility in global equity markets has an amplifying effect for U.S. Global because roughly 80 percent of our assets under management are in emerging markets and natural resources-related equities,” says Holmes. “High volatility in these asset classes is normal and expected in our business; however, last year was exceptionally difficult for global investors.”

“We’ve discussed many times in our presentations over the past decade the importance of managing expectations when investing in these asset classes,” says Holmes. “It is a normal event for gold stocks to move plus or minus 38 percent and for emerging market equities to move plus or minus 31 percent over any 12-month period. Moves of this magnitude occur roughly 70 percent of the time.”

“In order to adapt to external volatility, we operate with a low fixed-cost structure that is reflexive to this volatility by keeping salaries low and bonuses tied to fund performance,” says Holmes. “The company also owns its headquarters building and carries zero long-term debt on its balance sheet.”

U.S. Global had net working capital of approximately $32.1 million with no bank or mortgage debt. This dynamic cost structure allowed the company’s expenses to decrease largely in line with assets under management.

The company has continued to pay monthly cash dividends of $0.02 per share, which equated to a yield of 4 percent on an annualized basis at the December 31, 2011, closing price of $6.01 per share.

Market Commentary

“While global markets were challenging last year, we think the worst is over,” says Holmes. “Several indicators are showing improvement, which should propel global markets to bounce back strongly in 2012. Also, our asset levels have rebounded from their lows last quarter.”

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“The European Central Bank’s Long-Term Refinancing Operation (LTRO) has given investors the clarity they coveted regarding the eurozone,” says Holmes. “Around the world we are seeing central bankers shift from tightening to policies geared toward growth. For commodities, China is the most important driver, and we believe the easing measures taken by China’s central bank in December show the Chinese government is no longer worried about its economy overheating and is looking to promote growth.”

“We also think the upturn in China’s money supply is significant for commodities as it has added liquidity into the system. After hitting a three-year low in the fall of 2011, money supply in China climbed to record levels during the final month of the year and now exceeds the level seen during the peak of the global crisis in March 2009,” says Holmes.

“Last March, we saw the Global PMI Index dip below the 50 level, which was a turning point for many commodities. Recently, Global PMI has reaccelerated above the 50 level, indicating the global economy is expanding,” says Holmes.

“These factors are drivers for the strong rebound in global markets so far in 2012. While the S&P 500 is up nearly 5 percent for the year as of the end of last week, markets in Brazil (up nearly 19 percent), Russia (up nearly 15 percent), India (nearly 20 percent) and China (up about 5 percent) have all seen strong rebounds in U.S. dollar terms,” says Holmes. “These emerging countries also carry less debt per capita than counterparts in the developed world which is a positive driver for their long-term growth prospects.”

“In addition, the 50-day moving averages for several markets moved above the 200-day average, indicating positive momentum. This should be an especially positive driver for smaller, junior resource companies that were excessively punished in 2011. So far in 2012, the S&P/TSX Venture Index is up nearly 10 percent. We think the stage is set similar to 2009 when these asset classes performed exceptionally well,” says Holmes.

Earnings Webcast Information

The company has scheduled a webcast for 7:30 a.m. Central time on Thursday, February 2, 2012, to discuss the company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer. Click here to register or visit www.usfunds.com. The earnings presentation can also be accessed by dialing 1(888) 895-5479. The confirmation number is 31668880. Please dial in at least 5 minutes prior to the start of the call.

Selected financial data (unaudited):

	September 30,	September 30,
	Three months ended
	12/31/2011	12/31/2010
Revenues	$5,879,540	$11,910,738
Expenses	5,216,751	8,270,445

Income before taxes	662,789	3,640,293

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	September 30,	September 30,
Tax expense	253,407	1,310,007

Net income	$409,382	$2,330,286

Earnings per share (basic and diluted)	$0.03	$0.15

Avg. common shares outstanding (basic)	15,435,997	15,372,554
Avg. common shares outstanding (diluted)	15,436,119	15,372,554

Avg. assets under management (billions)	$2.08	$2.85

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About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.

With an average of $2.08 billion in assets under management in the quarter ended December 31, 2011, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the company’s annual report and Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in the global emerging markets. The Purchasing Manager’s Index is an indicator of the economic health of the manufacturing sector. The PMI index is based on five major indicators: new orders, inventory levels, production, supplier deliveries and the employment environment. The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies. The S&P/TSX Venture Composite Index is a broad market

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indicator for the Canadian venture capital market. The index is market capitalization weighted and, at its inception, included 531 companies. A quarterly revision process is used to remove companies that comprise less than 0.05% of the weight of the index, and add companies whose weight, when included, will be greater than 0.05% of the index. The S&P/TSX Global Gold Index is an international benchmark tracking the world’s leading gold companies with the intent to provide an investable representative index of publicly-traded international gold companies.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor. There were no clients of U.S. Global Investors which held any of the securities mentioned in this release as of December 31, 2011.